Exhibit 10.7

AMERIPRISE FINANCIAL SUPPLEMENTAL RETIREMENT PLAN

Restated as Amended Through January 1, 2007

I.              HISTORY AND EFFECTIVE DATES OF THE PLAN

A.                                    History and Purpose

The Ameriprise Financial Supplemental Retirement Plan (the “Plan”) was adopted by Ameriprise Financial, Inc. effective October 1, 2005.  The Plan is hereby amended and restated in its entirety effective January 1, 2007.  The Plan is intended to supplement retirement benefits provided under the Ameriprise Financial Retirement Plan, the Ameriprise Financial 401(k) Plan (for pay periods ending prior to December 31, 2006), and any other retirement and savings plans sponsored by the Company, for a select group of management or highly compensated individuals.  The Plan is intended to be and shall be construed and operated as a “top-hat plan” under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 2520.104-23 of the United States Department of Labor Regulations.

B.                                    Effective Date

This Ameriprise Financial Supplemental Retirement Plan became effective October 1, 2005.

Effective as of the close of business on September 30, 2005, the American Express Company effectuated the distribution of all of the outstanding securities of Ameriprise Financial, Inc. to the shareholders of the American Express Company in a tax-free spin-off under the Code (the “Spin-Off”).  On that date, the Company ceased to be a participating employer in the American Express Company’s tax-qualified retirement plans and the components of such plans covering Company participants were transferred to new plans established by the Company in a transaction that complied with Section 414(l) of the Code.  In connection with this transaction, the component of the American Express Company Supplemental Retirement Plan (the “AXP Plan”) covering Company participants was similarly transferred to the Company.  Effective as of the close of business on September 30, 2005, the Company and its subsidiaries ceased to be participating companies, and employees and retirees of the Company and its subsidiaries ceased to be participants, in the AXP Plan.

The Plan is hereby amended to discontinue contributions to Participants in excess of the limits under the 401(k) Plan for pay periods ending on or after January 1, 2007, and to reflect certain other design changes.

C.                                    Transition Rules

(1)                                 Opening Account Balances and Participation.  Unless otherwise expressly set forth herein, the account balance as of the close of business on September 30, 2005 of any individual who had accumulated benefits under the AXP Plan, the responsibility for which was transferred to the Company pursuant to the Employee Benefits Agreement by and between the American Express Company and the Company (the “EBA”), shall be the account balance such Participant had in the AXP Plan immediately before the Spin-Off.  For purposes of this transition rule only, “Participant” shall include individuals with accrued benefits under the AXP Plan, the responsibility for which was transferred to the Company under the EBA.  A Participant who became an Employee of the Company and Participant under the Plan shall accrue benefits and receive distributions of such benefits, including benefits accrued under the AXP Plan, as set forth below in the Plan.  A Participant who had accrued benefits under the AXP Plan, but did not become an Employee of the Company accruing additional benefits under the Plan, shall have benefits solely as set forth in, and shall receive payments from the Company solely in accordance with, the terms of the AXP Plan as in effect on September 30, 2005.

(2)                                 Plan Elections and Designations.  Notwithstanding anything herein to the contrary and in accordance with the requirements of the EBA, all beneficiary designations, deferral election forms, investment elections, payment form elections, and qualified domestic relations orders creating rights for alternate payees in effect under the AXP Plan as of September 30, 2005 shall be deemed to be effective with respect to the Plan.  For purposes of this Section, investment elections relating to the American Express Company Stock Fund under the AXP Plan shall be deemed to apply to the Company Stock Fund under the Plan.

(3)                                 Calculation of Limitations.  Notwithstanding anything herein to the contrary, for purposes of calculating the Section 415 Limitations and the Section 401(a)(17) Limitation, compensation and benefits accrued under the AXP Plan (and the underlying AXP qualified retirement plans) and/or while a Participant was employed by the American Express Company or its affiliates during 2005 shall be taken into consideration under the Plan for the 2005 Plan Year.

II.            DEFINITIONS

As used in the Plan, the following terms have the meanings indicated below:

A.                                    “Administrator” means the Compensation and Benefits Committee, including any individual(s) to whom the Compensation and Benefits Committee delegates authority under the Plan, or such other committee or individual(s) authorized to act as the Administrator by the Compensation and Benefits Committee.

B.                                    “Affiliate” means any corporation or other trade or business under common control with the Company, as further defined in the Company’s Qualified Retirement Plans.

C.                                    “Beneficiary” means the individual or entity designated by the Participant in accordance with procedures established by the Administrator to receive benefits under the Plan in the event of the Participant’s death.

D.                                    “Change in Control” has the meaning given such term in the Ameriprise Financial 2005 Incentive Compensation Plan, as amended.

E.                                      “Code” means the Internal Revenue Code of 1986, as amended, together with official interpretations, guidance, or regulations issued thereunder.

F.                                      “Company” means Ameriprise Financial, Inc. and any of its subsidiaries and Affiliates which have become participating employers in a Qualified Retirement Plan.

G.                                    “Compensation” means, with respect to excess benefits calculated with reference to a particular Qualified Retirement Plan, “Compensation” as defined in the applicable Qualified Retirement Plan, as the context implies, provided that the Compensation and Benefits Committee may, in its discretion, designate additional or different items, such as the value of certain equity awards, as Compensation for purposes of one or more of the benefits provided under the Plan.

H.                                    “Compensation and Benefits Committee” means the Compensation and Benefits Committee of Ameriprise Financial, Inc.’s Board of Directors, or such successor committee as may be designated by Ameriprise Financial, Inc.’s Board of Directors.

I.                                         “Deferral Plan” means the Ameriprise Financial Deferred Compensation Plan, or any similar or successor non-qualified plan for the deferral of compensation in accordance with Section 409A.

J.                                      “Defined Termination” has the meaning given such term in the Senior Executive Severance Plan.

K.                                    “Employee” means an elected or appointed officer of the Company or any other individual the Administrator identifies as an employee of the Company, and whose compensation is reported on a Form W-2, regardless of whether the use of such form is subsequently determined to be erroneous.

L.                                     “Insiders” means such Participants who are or may be required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to equity securities of Ameriprise Financial, Inc.

M.                                  “401(k) Plan” means the Ameriprise Financial 401(k) Plan, as amended.

N.                                    “Participant” means an eligible Employee who accrues benefits under the Plan.

O.                                   “Plan Year” means the calendar year with reference to which benefits are determined under the Plan.

P.                                     “Qualified Retirement Plan” means the Retirement Plan and the 401(k) Plan, as the context may imply.

Q.                                   “Retirement Plan” means the Ameriprise Financial Retirement Plan, as amended.

R.                                    “Section 401(a)(17) Limitation” refers to the limitation on the dollar amount of Compensation which may be taken into account under the Qualified Retirement Plans under Section 401(a)(17) of the Code.

S.                                     “Section 409A” means Section 409A of the Code, as amended, together with official interpretations, guidance, or regulations issued thereunder.

T.                                     “Section 415 Limitations” refer to the limitations on benefits for defined benefit pension plans and defined contribution plans which are imposed by Section 415 of the Code.

U.                                     “Senior Executive Severance Plan” means the Ameriprise Financial Senior Executive Severance Plan, as amended.

III.           ADMINISTRATION

A.                                    The Plan shall be administered by the Administrator.  The Administrator shall have full power, authority and discretion to interpret, construe and administer the Plan, and such interpretation and construction thereof and actions taken thereunder shall be binding on all persons for the purposes so stated by the Administrator.

B.                                    The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems necessary or desirable.  Any decision of the Administrator in the administration of the Plan shall be final and conclusive and binding upon all Participants and Beneficiaries.

IV.           ELIGIBILITY TO PARTICIPATE IN THE PLAN

A.                                    Participation in the Plan shall be limited to Employees who meet the requirements of Section IV(B)(1) and (2) below, and shall automatically occur for such Employees, provided that the Administrator may designate, on a case-by-case basis, Employees or categories of Employees who shall not be eligible to participate in all or any portion of the Plan.

B.                                    To become a Participant in the Plan, an Employee must:

(1)                                 be a participant under a Qualified Retirement Plan maintained by the Company.  Participation by an Employee in a Qualified Retirement Plan shall be determined pursuant to and in accordance with the eligibility criteria applicable under such Qualified Retirement Plan; and

(2)                                 for the relevant Plan Year:

(a)                                  be credited with Compensation earned from the Company in an amount in excess of the applicable Code Section 401(a)(17) Limitation or accrue benefits under a Qualified Retirement Plan in excess of the Section 415 Limitation; or

(b)                                  have deferred Compensation under a Deferral Plan and be classified as a level “Grade Band 50” personnel or greater (as such classification is defined by the Compensation and Benefits Committee from time-to-time); provided, however, that the Compensation and Benefits Committee may, in its sole discretion, set a different required pay level or grade for participation in the Plan.

V.            BENEFITS UNDER THE PLAN

A.                                    Benefits Under the Retirement Plan

For purposes of this Section V(A), capitalized terms not otherwise defined herein shall have the same meaning set forth in the Retirement Plan.

(1)                                 Benefits in Excess of Limits Under the Retirement Plan

(a)                                  If a Participant is a participant under the Retirement Plan, other than a terminated participant, the Company shall establish a book reserve account to be determined as follows:

(i)                                    Initial Book Reserve Account Balance.  A Participant’s initial book reserve account balance shall be zero unless the Participant was a participant in the AXP Plan.  A Participant who was a participant in the AXP Plan shall have an initial book reserve account balance equal to his or her book reserve account balance in the AXP Plan on September 30, 2005.
(ii)                                Contribution Credits.  There shall be credited to a Participant’s book reserve account, in accordance with Section V(D), an amount equal to the excess, if any, of:  (x) the Contribution Credits that would have been credited to a Participant’s Defined Benefit Account Balance under the Retirement Plan for the Plan Year if the Plan’s definition of Compensation was used,  the Section 401(a)(17) Limitation was ignored, and the Participant had not elected or been required to defer the receipt of any Compensation through non-qualified deferrals pursuant to a Deferral Plan, over (y) the actual Contribution Credits credited to the Participant’s Defined Benefit Account Balance under the Retirement Plan for the Plan Year.  In the event a Participant terminates from service as a result of a disability, as determined under the Retirement Plan, this Section V(A)(1)(ii) will apply as if the Section 401(a)(17)

Limitation and Section 415 Limitations applied to the deemed Compensation considered by the Retirement Plan.

(b)                                  Certain Participants, as determined by the Company in its sole discretion, may be deemed to have rendered five (5) additional Years of Service under the Plan.  For each such Participant, subject to such terms and conditions as the Company may impose upon such benefits by special agreement with such Participant (in the event of a conflict with this paragraph, such special agreement shall control), an additional amount shall be credited to the Participant’s book reserve account equal to the excess, if any of:  (x) the total cumulative Contribution Credits that would have been credited to the Participant’s book reserve account under Section V(A)(1)(a) had the Participant rendered such additional Years of Service under the Retirement Plan, over (y) the actual total cumulative Contribution Credits credited to the Participant’s book reserve account under Section V(A)(1)(a) as of the date the Employee is eligible for such benefits under the Plan.  Subject to the terms of the special agreement with each such Participant, such amounts shall be calculated and credited in accordance with Section V(D) under procedures to be determined from time to time by the Administrator and consistently applied to similarly situated Employees.  Unless otherwise determined by the Administrator or agreed in a special agreement with the Participant, amounts credited under this Section V(A)(1)(b) shall be subject to five (5) year vesting, and such amounts shall be forfeited by the Participant if the Participant’s service with the Company terminates for any reason other than death or disability (as defined in the Retirement Plan) before five (5) years of actual service have been rendered to the Company by such Participant.

(c)                                  The formula of the benefits for a Plan Year under this Section V(A)(1) shall be determined by the Administrator and applied in a uniform manner for all similarly situated Employees.

(2)                                 Benefits Restricted to Vested Portion

The benefits credited under this Section V(A) at the time of distribution to a Participant shall be restricted to a Participant’s vested portion.  Unless otherwise expressly provided in the Plan, a Participant’s vested portion shall be determined under the vesting provisions of the Retirement Plan.  Any non-vested portion of amounts credited to a Participant hereunder shall be forfeited.

(3)                                 Additional Accounts

The Administrator may, in its sole and exclusive discretion, establish additional book reserve accounts from time to time.  The procedures to reflect and credit increases, decreases, interest, dividends, and other income, gains and losses shall be determined by the Administrator in its sole and exclusive discretion.

B.                                    Benefits in Excess of Limits Under the 401(k) Plan

For purposes of this Section V(B), capitalized terms not otherwise defined herein shall have the same meaning set forth in the 401(k) Plan.

If a Participant is a participant in the 401(k) Plan for a Plan Year ending on or before December 31, 2006, the Company shall establish book reserve accounts under the Plan on behalf of such Participant.  A Participant’s initial book reserve account balance shall be zero unless the Participant was a participant in the AXP Plan.  A Participant who was a participant in the AXP Plan shall have an initial balance in each book reserve account equal to such Participant’s book reserve account balance in the equivalent account under the AXP Plan on September 30, 2005.  The following amounts shall be credited to the Participant’s book reserve accounts as described in Section (V)(D):

(1)                                 Company Stock Contribution Allocation.  For pay periods ending on or before December 31, 2006, an amount shall be credited to the Participant’s book reserve account for each Plan Year equal to:  (a) one-percent (1%), or such other amount as may be set by the Compensation and Benefits Committee for some or all Participants, of the sum of:  (i) the Participant’s Compensation, calculated without the Section 401(a)(17) Limitation or Section 415 Limitations, plus (ii) that portion of a Participant’s Compensation deferred during such Plan Year pursuant to a Deferral Plan, minus (b) the amount actually allocated as a Company Stock Contribution to the account of the Participant under the 401(k) Plan.

(2)                                 Company Profit-Sharing Contribution Allocation.  For pay periods ending on or before December 31, 2006, an amount shall be credited to the Participant’s book reserve account for each Plan Year equal to:  (a) the Company Profit-Sharing Contribution percentage utilized for purposes of the 401(k) Plan for that Plan Year for such Participant times the sum of:  (i) the Participant’s Compensation, calculated without the Section 401(a)(17) Limitation or Section 415 Limitations, plus (ii) that portion of a Participant’s Compensation deferred during such Plan Year pursuant to a Deferral Plan, minus (b) the amount actually allocated as a Company Profit-Sharing Contribution to the account of the Participant under the 401(k) Plan.  Unless otherwise expressly provided in the Plan, Benefits credited under this Section V(B)(2) at the time of distribution shall be restricted to a Participant’s vested portion as determined under the applicable provisions of the 401(k) Plan.  Any non-vested portion of such deferred compensation to be paid shall be forfeited.

(3)                                 Company Matching Contribution Allocation.  For pay periods ending on or before December 31, 2006, a Company matching contribution, whether or not the Participant actually elects to defer Compensation under the 401(k) Plan, for each Plan Year equal to three percent (3%), or such other amount as may be set by the Compensation and Benefits Committee for some or all Participants, of:  (a) that portion of the Participant’s Compensation which was deferred during the Plan Year pursuant to a Deferral Plan, plus (b) that portion of the Participant’s Compensation (not including the amounts deferred as described in clause (a)

above) in excess of the Section 401(a)(17) Limitation, shall be contributed and allocated to the account of a Participant by the Company as a matching contribution on behalf of such Participant; provided, however, for purposes of this Company matching contribution, Compensation shall not be subject to the Section 401(a)(17) Limitation.

The Administrator may, in its discretion, establish additional book reserve accounts from time to time.  The procedures to reflect and credit increases, decreases, interest, dividends, and other income, gains and losses shall be determined by the Administrator in its sole and exclusive discretion.

C.                                    Benefits Upon a Change in Control

If a Participant who is eligible to receive benefits under the Senior Executive Severance Plan experiences a Defined Termination, then the Participant shall be entitled to an additional benefit under this Plan in an amount equal to the contributions that would have been made by the Company on behalf of the Participant under the Qualified Retirement Plan, the Retirement Plan or this Plan (and other similar plans of the Company), during a period equal to the number of weeks of severance pay to which the Participant is entitled under the Senior Executive Severance Plan, as in effect immediately prior to the Change in Control, assuming compensation per week during such period of an amount equal to the Participant’s weekly severance benefit under the Senior Executive Severance Plan (for avoidance of doubt, without consideration of any offsets which may be provided in such plan against severance benefits, such as termination pay, office closing amounts, and the like).  The full amount of such benefit shall be credited to the Participant’s book reserve accounts, as described in Section (V)(D), effective as of the date of the Defined Termination.

D.                                    Crediting of Accounts

(1)                                 Amounts described in this Section V shall be credited to a book reserve account established for a Participant at such times and in such manner as may be determined by the Administrator.  In making such credits, the Administrator shall generally attempt to, but shall not be required to, credit accounts at a time and in a manner as similar as possible to the time and manner for the crediting of similar amounts under the Qualified Retirement Plans; provided that, unless the Administrator determines otherwise, amounts credited to an account with respect to the application of the Section 415 Limitations to the Retirement Plan shall be credited upon the commencement of the benefit payment under the Retirement Plan, and may, pursuant to rules determined by the Administrator, include for purposes of such calculation years of service, compensation, and other crediting information accrued under the AXP Plan.  The Administrator shall apply such procedures consistently to similarly situated Participants.

(2)                                 Amounts described in Section V(B)(1) shall be initially credited to a book reserve account established for a Participant which shall be denominated in units (“Units”).  For purposes of the Plan, the price and value of a Unit shall be determined by the Administrator in a manner determined by the Administrator to be reasonably consistent with similar determinations made under the 401(k) Plan Company Stock Fund (the “Stock Fund”).

(3)                                 Amounts described in Sections V(B)(2), V(B)(3) and V(C) shall be credited to a book reserve account established for a Participant which shall contain various subaccounts selected by the Administrator in its sole and exclusive discretion, representing the various investment funds available to a Participant under the 401(k) Plan as provided for in the Plan; provided that, unless otherwise determined by the Administrator, no subaccount shall be established under the Plan to coincide with any self-directed brokerage account which may be available under the 401(k) Plan.

E.                                      Payment of Benefits

(1)                                 Any benefits payable under the Plan shall be paid in cash from the general assets of the Company in the form elected by the Participant subject to the following:

(a)                                  In accordance with rules and procedures adopted by the Administrator in compliance with Section 409A, existing Participants, including Participants (other than those in pay status on December 31, 2004) who were participants under the AXP Plan, may make distribution elections as follows:

(i)                                    Participants who have not previously made an initial distribution election, whether under the Plan or under the AXP Plan, may make such an initial election on or before the date set by the Administrator.
(ii)                                Participants who have previously made an initial distribution election, whether under the Plan or under the AXP Plan, but who have not previously modified such election under paragraph V(E)(1)(c), whether under the Plan or under the AXP Plan, may change such distribution election on or before the date set by the Administrator, to elect any payment form permissible under Section V(E)(1)(b) and Section 409A, regardless of whether such distribution election lengthens or shortens the period over which payments from the Plan shall be made.  For the avoidance of doubt, any such distribution which accelerates payments from the Plan shall not cause any reduction in the amounts otherwise payable hereunder.  Notwithstanding Section V(E)(1)(c), if made on or before the date set by the Administrator in accordance with this paragraph, such subsequent election shall be made in accordance with Section 409A, but, to the extent permitted under Section 409A transition guidance, need not comply with the requirement regarding a minimum additional deferral period of five (5) years.  In addition, an election made on or before the date set by the Administrator that shortens the period over which payments from the Plan shall be made is not subject to the requirement that such election be made twelve (12) months prior to its effective date.  However, any such subsequent election made under this paragraph shall constitute a modification for purposes of the one (1) time limitation contained in Section V(E)(1)(c), and no additional modification will thereafter be permitted under Section V(E)(1)(c) hereof.
(iii)                            Employees who first become Participants after December 31, 2005 may make an initial distribution election in accordance with rules and procedures adopted by the Administrator in compliance with Section 409A.
(iv)                               Participants who have previously made both a distribution election and a modification to such distribution election, whether under the Plan or the AXP Plan, shall be subject to the rules of Section V(E)(1)(c) prohibiting any further changes to their distribution elections.  However, any such Participant who was not in pay status under the AXP Plan on December 31, 2004 and who previously made a modification to an initial distribution election which accelerated the time period for payments from the Plan shall not have any reduction in the amounts otherwise payable hereunder (notwithstanding Section V(E)(1)(b)(ii) of the AXP Plan).

(b)                                  A Participant may elect to receive benefits in a single lump-sum payment or in annual installments payable over a period of five (5), ten (10) or fifteen (15) consecutive calendar years.  Except as provided in Section V(E)(1)(c) below, a Participant may not modify such Participant’s initial distribution election described in the preceding sentence.  Such election shall apply to the payment of all benefits under the Plan, including benefits accrued under the AXP Plan (except for benefits that were in pay status under the AXP Plan on December 31, 2004).

If a Participant fails to make a valid, timely distribution election in accordance with Section V(E)(1)(a) and the rules and procedures adopted by the Administrator, such Participant shall be deemed to have made an initial distribution election to receive benefits in the form of a single lump sum.

Payment of benefits shall be made as follows:  (i) if a Participant has elected (or is deemed to have elected) a lump sum payment, it shall be made on the first January 1 or July 1 which is at least six (6) months following the Participant’s separation from service for any reason from the Company, or as soon thereafter as administratively feasible (provided, however, that all such payments made in 2006 shall be made on
July 1);

and (ii) if a Participant has elected annual installment payments, they shall begin on July 1 of the calendar year following the Participant’s separation from service for any reason from the Company, or as soon thereafter as administratively feasible, and shall continue on each July 1 thereafter for the period selected by the Participant.  A Participant who has experienced a separation from service, as defined in Section 409A, and has begun receiving payments as set forth above, shall continue receiving any remaining payments according to the terms in effect on the date of such Participant’s separation from service, even if later re-employed by the Company.

(c)                                  Change in Payment Procedures.  A Participant who has not previously modified an initial distribution election, whether under the Plan or under the AXP Plan, may make a one (1) time modification to such Participant’s initial distribution election to elect a payment form that lengthens the period over which payments from the Plan shall be made.  To be effective, such a modification shall be made by filing a written notice of modification in such form and manner as the Administrator may prescribe; provided, however, that the modification must comply with Section 409A, including requirements regarding:  (i) a minimum additional deferral period of five (5) years; and (ii) the additional deferral election not being effective until twelve (12) months after it is made.  A Participant may not change the payment method after separation from service.

(d)                                  The benefits of a Participant under the Plan are subject to the terms of any severance plan of the Company or an Affiliate applicable to such Participant, which plans may provide for the reduction of such benefits in accordance with the terms thereof.

(2)                                 Upon a Participant’s death, benefits under the Plan shall be payable in cash to a Participant’s Beneficiary designated pursuant to V(E)(3) below.  If a Participant dies while still actively employed by the Company, such payment shall be made as a single lump-sum payment on the first January 1 or July 1 which is at least six (6) months following the Participant’s death.  If a Participant elects annual installment payments and dies after such installment payments have commenced, any remaining installment payments shall be made to such Participant’s Beneficiary designated pursuant to V(E)(3) below as a single lump-sum payment made on the first January 1 or July 1 which is at least six (6) months following the Participant’s death.

(3)                                 A Participant shall designate such Participant’s Beneficiary or Beneficiaries entitled to receive benefits under the Plan by filing written notice of such designation with the Administrator in such form as the Administrator may prescribe.  A Participant may revoke or modify such designation at any time by a further written designation in such form as the Administrator may prescribe.  A Participant’s Beneficiary designation shall be deemed automatically revoked in the event of the death of the Beneficiary or, if the Beneficiary is the Participant’s

spouse, in the event of dissolution of marriage.  If no designation is in effect at the time benefits payable under the Plan become due, the Beneficiary shall be deemed to be the Participant’s surviving spouse, if any, and if not, the Participant’s estate.

(4)                                 Upon the request of a Participant and based on a showing of an unforeseeable emergency as defined by Section 409A, the Administrator may, in its sole discretion, vary the manner and time of making the distributions provided in this Section V(E) to the extent permitted by Section 409A.

F.                                      Subaccounts, Investment Performance and Transfers

(1)                                 For each Participant, the book reserve accounts established pursuant to Section V(A) shall be increased by the Imputed Earnings Credit (as such term is defined in the Retirement Plan), not less frequently than annually, under procedures and at times determined by the Administrator and consistently applied for similarly situated Participants.  Such earnings shall be credited at the same interest rate and computed in a similar manner (to the extent administratively feasible) as Imputed Earnings Credits are computed under the Retirement Plan for each Plan Year.

(2)                                 Subject to Section V(F)(4) below, and to such rules as may be adopted by the Administrator, the performance of the book reserve account established for each Participant pursuant to Section V(E)(2) shall reflect the performance of the Stock Fund.  Such book reserve account shall reflect such increases or decreases in value from time to time, whether from dividends, gains, losses or otherwise, as may be experienced by the Stock Fund.  Subject to Section VI hereof, and to such rules as may be adopted by the Administrator, a Participant may elect to transfer credits to the book reserve account established pursuant to Section V(E)(2) to or from such account to or from one or more subaccounts established pursuant to Section V(E)(3), in a manner similar to the rules for such transfers under the 401(k) Plan.

Notwithstanding the above, effective immediately upon a Change in Control, to the extent a book reserve account established on behalf of a Participant reflects, or by the terms of the Plan should in the future reflect, the performance of the Stock Fund, it shall thereafter reflect the performance of the 401(k) Plan Income Fund.

(3)                                 For each Participant, credits to the book reserve account established pursuant to Section V(E)(3) shall be made to such subaccounts thereunder as directed by such Participant.  If more than one subaccount is selected, a Participant must designate, on a form or other medium acceptable to the Administrator, in one percent (1%) increments, the amounts to be credited to each subaccount.  A Participant shall be allowed to amend such designation consistent with the frequency of investment changes offered the Participant under rules governing the 401(k) Plan for a given Plan Year.

Subject to Section V(F)(4) below, for each Participant, the performance of such subaccounts shall reflect the performance of the investment fund under the 401(k)

Plan that such subaccount represents.  Each such subaccount shall reflect such increases or decreases in value from time to time, whether from dividends, gains, losses or otherwise, as that experienced by the related investment fund under the 401(k) Plan.  Subject to Section VI hereof, credits to such subaccounts may be transferred to any other subaccount under the Plan on such terms and at such times as permitted with respect to the related investment funds under the 401(k) Plan, and to such rules as may be adopted by the Administrator.  If a Participant fails to affirmatively designate one or more subaccounts pursuant to this Section V(F)(3), subject to rules established by the Administrator, such Participant shall be deemed to have selected either a default account selected by the Administrator or, to the extent feasible, the subaccount(s) that relate to the Participant’s investment direction under the 401(k) Plan; provided, however, to the extent an Insider has directed 401(k) Plan amounts to the Stock Fund, such Insider shall be deemed to have selected the subaccount relating to the 401(k) Plan Income Fund.  Notwithstanding the foregoing, the Administrator may, in its sole discretion, provide that one or more investment funds available under the 401(k) Plan, including any self-directed brokerage account which may be available under the 401(k) Plan, shall not be available for designation under the Plan.

(4)                                 Subject to Section V(E)(3), the subaccounts shall be valued subject to such reasonable rules and procedures as the Administrator may adopt and apply to all Participants similarly situated with an effort to value such subaccounts as if amounts designated were invested in at similar times and in manners, subject to administrative convenience, as amounts are invested, and subject to the same market fluctuation factors used in valuing such investments in the 401(k) Plan.

VI.           SPECIAL RESTRICTIONS

A.                                    The provisions of this Section VI shall apply to Insiders.  Such provisions shall apply during all periods that Insiders are subject to reporting under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any period following cessation of Insider status during which such Insiders are required to report transactions pursuant to Rule 16a-2(b) (or its successor) under the Exchange Act.

At such time as any Insider ceases to be subject to Section 16(a) reporting (and any period contemplated by Rule 16a-2(b) has expired), this Section VI shall cease to be applicable to such Participant.

B.                                    This Section VI shall be automatically applicable to any person who, on and after the date hereof, becomes an Insider.  For purposes of the foregoing, the effective date of this Section shall be the date the person becomes an Insider.

C.                                    Notwithstanding anything in the Plan to the contrary, (1) except as set forth below, credits to the account of an Insider pursuant to Section V(D) may not be made to any subaccount that reflects the performance of the Stock Fund, (2) credits made pursuant to Section V(D) to the account of an Insider at any time may not be transferred to any book reserve account or subaccount that reflects the performance of the Stock Fund, and (3) credits made to an Insider’s book reserve account pursuant to Section V(D)(2) at any time and credits to the account of an Insider pursuant to Section V(D) that were made to a subaccount that reflects the performance of the Stock Fund (which credits could only have been made when such individual was not an Insider) may not be transferred, withdrawn, paid out or otherwise changed, other than (a) pursuant to Section V(D)(1) or (2) (but only at such time as such person is no longer an Insider), or (b) pursuant to the forfeiture provisions contained in the last sentence of Section V(B)(2).

D.                                    It is intended that the crediting of amounts to the accounts of Insiders that represents the performance of the Stock Fund is intended to qualify for exemption from Section 16 under Rule 16b-3(d) under the Exchange Act.  The Administrator shall, with respect to Insiders, administer and interpret all Plan provisions in a manner consistent with such exclusion.

VII.         CLAIMS PROCEDURES

A.                                    A Participant or Beneficiary who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Administrator, setting forth his or her claim for benefits.

B.                                    The Administrator shall reply to any claim filed under Section VII(A) within ninety (90) days of receipt, unless it determines to extend such reply period for an additional ninety (90) days for reasonable cause.  If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the Participant or Beneficiary, setting forth:

(1)                                 the specific reason or reasons for such denial;

(2)                                 the specific reference to relevant provisions of the Plan on which such denial is based;

(3)                                 a description of any additional material or information necessary for the Participant or Beneficiary to perfect his or her claim and an explanation why such material or such information is necessary;

(4)                                 appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to submit the claim for review;

(5)                                 the time limits for requesting a review under Sections VII(C) and (D); and

(6)                                 the Participant’s or Beneficiary’s right to bring an action for benefits under Section 502 of ERISA.

C.                                    Within sixty (60) days after the receipt by the Participant or Beneficiary of the written explanation described above, the Participant or Beneficiary may request in writing that the Administrator review its determination.  The Participant or Beneficiary, or his or her

duly authorized representative, may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Administrator.  If the Participant or Beneficiary does not request a review of the initial determination within such sixty (60) day period, the Participant or Beneficiary shall be barred and estopped from challenging the determination.

D.                                    After considering all materials presented by the Participant or Beneficiary, the Administrator will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of the Plan on which the decision is based.  The decision on review shall normally be made within sixty (60) days after the Administrator’s receipt of the Participant’s or Beneficiary’s claim or request.  If an extension of time is required for a hearing or other special circumstances, the Participant or Beneficiary shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions and the Participant’s or Beneficiary’s right to bring an action for benefits under Section 502 of ERISA.  All decisions on review shall be final and shall bind all parties concerned.

E.                                      No legal or equitable action for benefits under the Plan may be brought after the earliest of ninety (90) days after the claim denial or one year after the date the cause of action accrued.  For this purpose, a cause of action is considered to have accrued when the person bringing the legal action knew, or in the exercise of reasonable diligence should have known, that a plan party has clearly repudiated the claim or legal position which is the subject of the action, regardless of whether such person has filed a claim for benefits.  The Administrator’s decisions are final.

VIII.        GENERAL PROVISIONS

A.                                    Nothing in the Plan shall create, or be construed to create, a trust of any kind or fiduciary relationship between the Company and the Participant, such Participant’s designated Beneficiary, or any other person.  Any funds deferred under the provisions of the Plan shall be construed for all purposes as a part of the general funds of the Company, and any right to receive payments from the Company under the Plan shall be no greater than the right of any unsecured general creditor.  The Company may, but need not, purchase any securities or instruments as a means of hedging its obligations to any Participant under the Plan.

B.                                    The right of any Participant, or other person, to the payment of deferred compensation under the Plan shall not be assigned, transferred, pledged or encumbered except by the laws of descent and distribution.

C.                                    Participation in the Plan shall not be construed as conferring upon the Participant the right to continue in the employ of the Company as an executive or in any other capacity.  The Company expressly reserves the right to dismiss any employee at any time without liability for the effect such dismissal might have upon such employee hereunder.

D.                                    Any deferred compensation payable under the Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing the benefits under any plan or arrangement (including but not limited to any “employee benefit plan” under ERISA) except as expressly provided in such plan or arrangement.

E.                                      The Company makes no representations or warranties and assumes no responsibility as to the tax consequences to any Participant who enters into a deferred compensation agreement with the Company pursuant to the Plan.  Further, payment by the Company to a Participant (or to a Participant’s Beneficiary or Beneficiaries) in accordance with the terms of the Plan, including any designation of Beneficiary on file with the Administrator at the time of such Participant’s death, shall be binding on all interested parties and persons, including such Participant’s heirs, executors, administrators and assigns, and shall discharge the Company, its directors, officers and employees from all claims, demands, actions or causes of action of every kind arising out of or on account of Participant’s participation in the Plan, known or unknown, for himself or herself, his or her heirs, executors, administrators and assigns.  Any agreement executed pursuant to the Plan shall be deemed to include the above provision of this Section VIII(E).

F.                                      The Board of Directors or its delegate may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify the amount of any benefit payable to a Participant or any Beneficiary receiving benefit payments at the time the Plan is amended or terminated.

G.                                    The Administrator may prescribe a form of agreement to be used by a Participant and the Company, to the extent deemed necessary, to defer compensation under the Plan.

H.                                    The Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the state of New York.

I.                                         Notwithstanding the above and any other provision herein to the contrary, to the extent permitted by Section 409A without excise tax or penalty, effective immediately upon a Change of Control, the entire value of each Participant’s book reserve accounts under the Plan shall be maintained in a trust (the “Trust”) established by the Company for this purpose and the Company shall transfer to the Trust an amount sufficient to fund the entire value of each Participant’s book reserve accounts.  The Trust is intended to be classified for federal income tax purposes as a “grantor trust” within the meaning of Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code.

J.                                      Notwithstanding anything in the Plan, the Retirement Plan or the 401(k) Plan to the contrary, any amount otherwise due or payable under the Plan may be forfeited, or its payment suspended, at the discretion of the Administrator, to apply toward or recover any claim the Company may have against the Participant, including but not limited to, for the enforcement of the Company’s Detrimental Conduct Provisions under its long-term incentive award plan, to recover a debt to the Company or to recover a benefit overpayment under a Company benefit plan or program.

K.                                    The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes, if any, required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.

L.                                     No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, Federal, state and local income, estate and gift tax treatment, will be applicable to any amounts deferred under the Plan, or paid to or for the benefit of a Participant or Beneficiary under the Plan, or that such tax treatment will apply to or be available to a Participant or Beneficiary on account of participation in the Plan.

M.                                  Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Company, or any officer or employer thereof except as provided by law or by any Plan provision.  No person (including the Company) in any way guarantees any Participant’s book reserve account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason.  In no event shall the Company or any successor, employee, officer, director or stockholder of the Company, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions (except that the Company shall make benefit payments in accordance with the terms of the Plan), or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

N.                                    If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.  For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular.  Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.

O.                                   The Plan is intended to comply with Section 409A, and shall be interpreted, operated and administered consistent with this intent.  To the extent the terms of the Plan fail to qualify for exemption from or to satisfy the requirements of Section 409A, the Plan may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service.  In such circumstances, the Plan will be administered in a manner which adheres as closely as possible to its existing terms while complying with Section 409A.

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